PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the Effective Date (as defined in Section 16.20), by and between CHICAGO FIVE PORTFOLIO LLC, a Delaware limited liability company (the "Seller") and STRATEGIC CAPITAL HOLDINGS, a Virginia limited liability company (the "Purchaser").

W I T N E S S E T H

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the property hereafter described, at the price and on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the recitals and mutual covenants hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  PURCHASE AND SALE

    Property. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, at the price and upon the other terms and conditions hereafter set forth:

      the fee simple interests in and to the following real property: (i) the land and improvements thereon having a street address of 550 Main Street, Fort Lee, New Jersey, (the "Fort Lee Property"), comprising approximately 100,361 net rentable square feet of storage space and 998 rental units; and (ii) the land and improvements thereon having a street address of 16400 State Road 84, Weston, Florida, (the "Weston Property"), comprising approximately 52,096 net rentable square feet of storage space and 655 rental units, said real property being more particularly described on Exhibits A-1 and A-2, respectively, attached hereto and made a part hereof, together with all of the estate, right, title and interest of Seller in and to any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, and all easements, rights, licenses, privileges, rights-of-way, strips and gores, rights of ingress and egress, and such other real property rights and interests appurtenant to the foregoing (collectively, the "Real Property"); and

      the buildings, structures, improvements, fixtures, facilities, installations, machinery and equipment in, on, under or over the Real Property and including, but not limited to, the foundations and footings therefor, elevators, plumbing, air conditioning, heating, ventilating, mechanical, electrical and utility systems, signs and light fixtures, doors, windows, fences, parking lots, walks and walkways and each and every other type of physical improvement, located at, on or affixed to the Real Property and, to the fullest extent such items constitute realty under the laws of the State in which the Property is located, as applicable (collectively, the "Improvements") (the Real Property and the Improvements are hereinafter jointly referred to as the "Premises"); and

      all written leases, occupancy agreements and rental agreements (collectively, the "Leases") for rental units in the Property, together with all tenant security deposits held by Seller on the Closing Date (as defined below), and (ii) all cellular tower leases relating to the Property, if any, as more particularly described on Exhibit B attached hereto and made a part hereof (the "Tower Leases"); and

      All items of personal property owned by Seller (and expressly excluding any property owned or controlled by Extra Space Storage LLC or its affiliates ("Extra Space") and located on or about the Premises (the "Tangible Personal Property"), including, without limitation, those items of personal property set forth on Exhibit "C" attached hereto; and

      Contracts. Seller's interest (to the extent the same is assignable) under the "Contracts" (as defined below), other than the "Rejected Contracts" (as defined below); and

  (f) Intangible Property. All intangible property (the "Intangible Property") owned by Seller (and expressly excluding any intangible property owned or controlled by Extra Space) and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all "yellow page" advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone exchange numbers, (iv) all transferable plans and specifications, (v) all transferable licenses, permits, engineering plans and landscape plans, and (vi) all assignable warranties and guarantees relating to the Property or any part thereof.

  All of the foregoing items are also sometimes hereinafter collectively referred to as the "Property".

  PURCHASE PRICE; EARNEST MONEY

    Purchase Price. The purchase price ("Purchase Price") for the Property shall be TWENTY THREE MILLION AND FIFTY THOUSAND and No/100 Dollars ($23,050,000.00), payable as set forth in Sections 2.2 and 2.3 below. The Purchase Price shall be allocated as follows: (i) Sixteen Million Seven Hundred Fifty Thousand and no/100 Dollars ($16,750,000.00) shall be allocated to the Fort Lee Property, and (ii) Six Million Three Hundred Thousand and no/100 Dollars ($6,300,000.00) shall be allocated to the Weston Property.

    Earnest Money. Within three (3) business days following the "Effective Date" (as defined below) Purchaser will deposit into escrow with Stewart Title Insurance Company (the "Escrow Agent" or "Title Company", as applicable, which will act through its Title Associates division), a wire transfer in immediately available federal funds as earnest money hereunder, in an amount equal to ONE HUNDRED FIFTY THOUSAND and No/100 Dollars ($150,000.00) (together with all interest accrued thereon, the "Earnest Money"). The Earnest Money shall be held by the Escrow Agent pursuant to the terms of Section 7.2 hereof. The Earnest Money shall at all times prior to Closing be invested in a federally insured interest bearing account approved by Seller and Purchaser in writing. At the Closing, Purchaser shall receive a credit against the Purchase Price for the Earnest Money. If Purchaser shall fail to timely deposit the Earnest Money pursuant to the terms of this Section 2.2, Seller shall have the right, at its sole election, to terminate this Agreement upon written notice to Purchaser.

    Balance of Purchase Price. The balance of the Purchase Price, plus or minus prorations and adjustments as provided for herein, shall be paid by Purchaser at Closing by wire transfer of immediately available federal funds to the Escrow Agent in escrow for disbursement pursuant to the terms hereof.

  TITLE INSURANCE; SURVEY

    Title Commitment and Survey. Seller shall convey good and marketable title to the Property to Purchaser at Closing, subject only to the "Permitted Encumbrances" and the "Standard Exceptions" (each as defined below). Within five (5) days following the Effective Date, Seller shall obtain, at Purchaser's sole cost and expense, and deliver to Purchaser, a title commitment or title commitments (whether one or more, the "Title Commitment") for one or more ALTA Owner's Policy or Policies of Title Insurance (the "Title Policy"), issued by the Title Company, insuring good and marketable fee simple title to the Property, together with legible copies of all exceptions listed therein. Purchaser shall have until the earlier to occur of (i) fifteen (15) days following its receipt of the Title Commitment, legible copies of all exceptions listed therein and the "Survey" (defined below) and (ii) the expiration of the Due Diligence Period, to deliver to Seller written notice of Purchaser's objections to title other than Standard Exceptions (the "Title Objection Letter"). Seller shall have the right, but not the obligation, to cure Purchaser's objections to title; subject however to Seller's obligation to remove all Mortgage Liens and Mechanics Liens (each as defined below). Seller shall notify Purchaser in writing within five (5) days following Seller's receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter (other than Standard Exceptions) or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller's response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event such waived title objection shall be deemed to be a "Permitted Encumbrance", as defined below), or (ii) terminate this Agreement and receive a prompt refund of the Earnest Money. If Purchaser does not either waive such title objection or terminate this Agreement, in each case within such five (5) day period, then Purchaser shall be deemed to have waived such title objections. All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing) are herein collectively called the "Permitted Encumbrances". In the event that any update to the Title Commitment indicates the existence of any liens, encumbrances or other defects or exceptions other than Standard Exceptions (the "Unacceptable Encumbrances") which are not shown in the initial Title Commitment and that are not caused by Purchaser, Purchaser shall within five (5) days after receipt of any such update to the Title Commitment notify Seller in writing of its objection to any such Unacceptable Encumbrance (the "Unacceptable Encumbrance Notice"). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, at Closing, eliminate by paying, bonding around or otherwise discharging in a commercially reasonable manner any mortgages or deeds of trust that appear on the Title Commitment ("Mortgage Liens"), as well as mechanics liens arising out of Seller's acts not to exceed the sum of Fifty Thousand and no/100 Dollars ($50,000.00) ("Mechanics Liens"), and may apply the Purchase Price paid by Purchaser to the payment of the Mortgage Liens as well as the Mechanics Liens, so as to cause same to be released of record. In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the reasonable satisfaction of Purchaser, Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller's written notice to Purchaser of Seller's intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence on or before the applicable date set forth above, the Earnest Money shall be returned to Purchaser, without the consent or joinder of the Seller being required and notwithstanding any contrary instructions which may be provided by Seller to Escrow Agent, and neither party shall have any obligations hereunder other than the Surviving Obligations. For purposes of this Agreement, the term "Standard Exceptions" shall mean: (i) liens of real estate taxes, assessments, water and sewer rates and charges, and any other governmental or quasi-governmental taxes, charges or assessments levied or assessed against the Property, which are not yet due and payable, (ii) any and all state, city, county or Federal present and future laws, rules, regulations, statutes, ordinances, orders, special permits, building codes, approvals or other legal requirements affecting the Property, including without limitation, those relating to zoning and land use, (iii) all matters set forth in the Title Commitment and waived by the Purchaser or deemed to be waived by the Purchaser as provided hereinabove, (iv) the standard printed exclusions contained in an ALTA form of title insurance policy, unless the Purchaser obtains, at its sole cost, expense and risk, endorsements to the title insurance policy which exclude any such standard printed exclusions, (v) the Leases, and (vi) any title exception created by any act or omission of the Purchaser or its representatives, agents, employees or invitees.

    Surveys. Purchaser shall promptly order and obtain, at its sole cost and expense, current, as-built surveys of the Property prepared by a registered surveyor acceptable to Purchaser (collectively, the "Survey"), which shall be updates of the existing surveys delivered by Seller to Purchaser pursuant to Section 4.1(a) below

    Title Policy. As a condition precedent to Purchaser's obligation to close under this Agreement, the Title Company shall have delivered to Purchaser at Closing, at Purchaser's sole cost and expense, one or more ALTA Standard Owner's Policy of Title Insurance for the Property (collectively, the "Title Policy") issued by the Title Company, showing fee simple title to the Property in the name of Purchaser subject only to the Standard Exceptions and the Permitted Encumbrances. Notwithstanding anything herein to the contrary, with respect to the Property, Purchaser shall accept one or more signed, marked title commitments at Closing, in form consistent with the title commitment(s) approved by Purchaser hereunder, which shall be deemed to satisfy the condition precedent set forth in this Section 3.3. Seller shall reasonably cooperate with Purchaser for the issuance of the Title Policy by furnishing such customary Owner Affidavits, GAP Undertakings, to the extent applicable, and other such documents as may be reasonably required in order to effectuate the Closing and which do not cause Seller's obligations to exceed, and which are consistent with, the deeds to be delivered at Closing. Should the condition precedent in this Section 3.3 not be satisfied at Closing, Purchaser shall have the right, as its sole remedy, in the event such condition precedent is not satisfied within 10 business days after written notice to Seller thereof, to terminate this Agreement, upon written notice to Seller, whereupon the Earnest Money shall be returned to Purchaser; provided, however, that in the event such condition is not satisfied due to the intentional acts of Seller, then Purchaser shall be entitled to pursue its remedies under Article XII below.

  DUE DILIGENCE; REVIEW; APPPROVAL

    Due Diligence; Other Conditions Precedent to Agreement

      Due Diligence Information. Seller shall use commercial reasonable efforts, to the extent same are in the possession or reasonable control of Seller, to deliver to Purchaser (at Seller's expense), within ten (10) days after the Effective Date, legible copies of all of the due diligence items listed on Exhibit "A" attached hereto and incorporated herein with respect to each of the properties comprising the Property (collectively, the "Due Diligence Items"). Notwithstanding the foregoing, no failure of Seller to deliver any of the Due Diligence Items shall extend the Due Diligence Period nor shall Seller have any liability in connection therewith. Seller and Purchaser agree that (i) Purchaser's obligation to proceed with the Closing is subject to satisfaction, approval or waiver by Purchaser, in its sole and absolute discretion, on or before the expiration of the Due Diligence Period, of all matters pertaining to the physical, structural, electrical, mechanical, soil, drainage, environmental, zoning, permitting, land use and other governmental compliance matters and conditions with respect to the Property, in accordance with this Article IV, including without limitation the Due Diligence Items, and (ii) commencing upon the Effective Date hereof and continuing for a period of forty-five (45) days thereafter (the "Due Diligence Period"), Purchaser shall have the right to conduct its due diligence on the Property, in accordance with this Article IV.

      Entry; Inspection. During the Due Diligence Period, Seller shall provide Purchaser with reasonable access to the Property, in accordance with the terms and conditions of this Section 4(b), in order for Purchaser to conduct such inspections, tests and studies as Purchaser may elect of the physical condition of the Property, including, without limitation, inspection and testing for the presence of hazardous materials, and for structural, mechanical, seismic, electrical and other physical and environmental conditions and/or characteristics of the Property. Such access, inspections, tests and studies shall be permitted and conducted on the following terms and conditions:

        Such inspections, tests and studies and Purchaser's access to the Property shall be subject to the rights of existing tenants, licensees or occupants;

        Purchaser shall pay for (and be solely responsible for) all inspections, tests and studies ordered by Purchaser and all inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or any of Purchaser's agents, representatives, or other persons designated by Purchaser relating to such inspection and its other access shall be at the sole cost and expense of Purchaser;

        In connection with any entry by Purchaser or its agents, employees or contractors onto the Property, Purchaser shall give Seller reasonable advance notice of such entry, but in no event less than twenty-four (24) hours notice, which may be verbal, and shall conduct such entry and any inspections in connection therewith so as to minimize interference with Seller's business on, and Seller's tenants' occupancy of, the Property. Furthermore, Purchaser shall only conduct such entry or inspection with a representative of Seller (designated by Seller) present to accompany the Purchaser, unless Seller otherwise agrees, and Seller agrees to have such representative reasonably available;

        Purchaser shall indemnify and hold Seller (and its officers, directors, shareholders, partners, principals, members, property managers, employees, agents, affiliates and representatives, and any successors or assigns of the foregoing) harmless from and against all costs, expenses, damages, liabilities, liens or claims, including, without limitation, reasonable attorneys' fees and court costs, arising from any entry on the Property by Purchaser, its agents, representatives, employees or contractors in the course of performing inspections, tests and/or inquiries provided for under this Agreement, or resulting from any conditions on the Property created by Purchaser's entry and testing (but not including any claims resulting from the discovery or disclosure of pre-existing physical or environmental conditions on, in, under or about the Property). Furthermore, Purchaser agrees to pay Seller on demand the reasonable cost of repairing and restoring any damage or disturbance which Purchaser or any of Purchaser's agents, representatives, or other persons designated by Purchaser shall cause to the Property upon receipt of reasonably satisfactory evidence of the extent of such damage and reasonably satisfactory evidence of the cost to repair the same, such indemnification shall survive the termination of this Agreement for a period of ten (10) months;

        Prior to conducting any physical inspection or testing at the Property, Purchaser shall obtain, and during the period of such inspection or testing shall maintain, at its sole cost and expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, with Seller and its managing agent, if any, named as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies shall have limits for bodily injury and death of not less than Three Million Dollars ($3,000,000) for any one occurrence and not less than Three Million Dollars ($3,000,000) for property damage liability for any one occurrence. Prior to making any entry upon the Property, Purchaser shall furnish to Seller a certificate of insurance and a copy of the insurance policy evidencing the foregoing coverages. Purchaser's obligation to obtain and maintain such insurance shall survive the termination of this Agreement for a period of ten (10) months;

        In conducting any inspection of the Property or otherwise accessing the Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities;

        In the event that Closing hereunder shall not occur for any reason whatsoever, Purchaser shall promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser and shall destroy all copies and abstracts thereof, however the delivery of such items shall in no event be a condition to the return of the Earnest Money to Purchaser; and

        Notwithstanding anything to the contrary set forth herein, Purchaser or any of Purchaser's agents, representatives, or other persons designated by Purchaser shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive testing, in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller, which consent may be conditioned or withheld at Seller's sole and absolute discretion (and if such consent is given, Purchaser shall be obligated to pay to Seller on demand the cost of repairing and restoring any such damage). The preceding sentence shall not be deemed to prohibit Purchaser from conducting Phase I environmental site assessments of the Property,

      Due Diligence Review; Approval. If, prior to the expiration of the Due Diligence Period, based upon such review, examination or inspection, Purchaser determines, in its sole and absolute discretion, for any reason or no reason, that it no longer desires to acquire the Property, then Purchaser shall have the right to terminate this Agreement upon written notice to Seller (the "Termination Notice") prior to the expiration of the Due Diligence Period, whereupon the Earnest Money promptly shall be returned to Purchaser by the Escrow Agent, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which may be provided by Seller to Escrow Agent, and this Agreement, and the obligations of the parties to purchase and sell the Property hereunder, shall terminate, except that Purchaser's obligations under Sections 4(b)(iv) and 4(b)(vii) above shall survive such termination . If, however, on or before the expiration of the Due Diligence Period, Purchaser determines that the foregoing due diligence matters are acceptable to Purchaser and that it intends to proceed with the acquisition of the Property and the Closing hereunder, then Purchaser shall notify Seller of such determination in writing (the "Approval Notice"). However, if Purchaser fails to deliver a Termination Notice or an Approval Notice to Seller prior to the expiration of the Due Diligence Period, then Purchaser shall be deemed to have elected to proceed to Closing, subject to all of the terms and conditions of this Agreement and the obligations of the parties hereunder shall not terminate, but shall continue in full force and effect. Following the Due Diligence Period, Purchaser shall continue to have the right to enter upon the Property, subject to the conditions set forth above, but shall have no further right to terminate this Agreement in connection with any inspections thereafter conducted by Purchaser.

      Contracts. Purchaser shall notify Seller prior to the expiration of the Due Diligence Period which of the "Contracts" (as defined below) Purchaser will require Seller to cancel at Closing (the "Rejected Contracts"), and Seller hereby agrees to cancel same not later than Closing. However, if any of the Contracts are not terminable upon thirty (30) days notice or less, and without payment of a fee or penalty, then Purchaser agrees to assume such Contracts at Closing, provided they are assignable. Any Rejected Contracts which are not assignable shall be cancelled by Seller at Purchaser's written request, but Purchaser shall pay any fee or penalty Closing. If Purchaser shall notify Seller in writing during the Due Diligence Period that there are Rejected Contracts that are not cancellable and are not assumable, then Seller and Purchaser shall reasonably and in good faith cooperate with each other to either obtain consent to Purchaser's assumption thereof or the cancellation thereof.

  COVENANTS

    Seller's Covenants. Between the date of this Agreement and the Closing:

      Except as agreed upon in writing by Purchaser, such agreement not to be unreasonably withheld, delayed or conditioned, Seller will not make any alterations or physical changes to the Property, except in the ordinary course of business or as required under applicable law or under the existing mortgage loan documents, and Seller will maintain the Property in keeping with its current practices.

      Seller will not sell, transfer, convey or encumber, or cause to be sold, transferred, conveyed or encumbered, the Property, or any part thereof or interest therein, or consent to or acquiesce in any alteration or amendment to the zoning classification of the Property.

      Seller agrees to operate and maintain the Property in the normal course of business substantially in accordance with Seller's past practices with respect to the Property, normal wear and tear excepted, subject, however, to the requirements of Article XV.

      Seller agrees to enter into only those third-party contracts that are cancellable on thirty (30) days written notice or less, without payment of any fee or penalty.

      Seller agrees not to (i) enter into any new leases, other than month-to-month leases entered into on market terms, or (ii) amend or terminate (other than due to a default thereunder) any existing leases, including the Tower Leases, of the Property, without the prior written consent of Purchaser not to be unreasonably withheld, delayed or conditioned.

      Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, or (iii) any litigation filed or threatened against Seller or the Property.

      Seller will continue to maintain all insurance policies currently in force with respect to the Property in such amounts as is maintained by Seller on the date of this Agreement (or replacements thereof containing substantially similar coverage to the extent available on commercially reasonable terms). Copies of such insurance policies are attached hereto as Exhibit J.

  REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:

      Seller is a limited liability company, duly organized and validly existing under the law of the State of Delaware. Seller has the full right, power and authority to enter into this Agreement and to sell and convey the Property to Purchaser as provided herein and to carry out its obligations hereunder. None of the execution, delivery or performance of this Agreement by Seller does or will, with or without the giving or notice, lapse of time or both (1) violate, conflict with, constitute a default under (A) the organization documents of Seller or any agreement, instrument or other document to which Seller is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule, regulation or the like or a governmental unit, authority, agency or instrumentality applicable to Seller or (2) result in the creation of any lien upon the Property.

      This Agreement constitutes, and when so executed and delivered Seller's Closing Deliveries will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its and their terms.

      There is no litigation, action, suit, arbitration or governmental investigation pending, or to Seller's actual knowledge threatened, against or relating to Seller or the Property, except as set forth on Exhibit "D" attached hereto.

      Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

      There are no pending (or to Seller's actual knowledge, threatened) condemnation or similar proceeding or public improvements affecting the Property or any part thereof.

      No portion of the Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Premises. To Seller's actual knowledge, no application or proceeding (other than a pending tax reduction proceeding with respect to the Weston Property) is pending with respect to a reduction or an increase of such taxes and there are no tax refund proceedings relating to the Property which are currently pending. Seller has not received written notice of, and has no actual knowledge concerning, any special tax or assessment to be levied against the Property.

      Seller has not received any notice from any insurance company or inspection or rating bureau setting forth any requirements as a condition to the continuation of any insurance coverage on or with respect to the Property or the continuation of such insurance coverage at the existing premium rates and otherwise has no actual knowledge of any such requirements.

      Seller has not (i) made a general assignment for the benefit of its creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, or (iv) admitted in writing its inability to pay its debts as they become due.

      To Seller's actual knowledge, the list of contracts attached hereto as Exhibit E (the "Contracts"), is a true, correct and complete list of all service contracts, equipment leases and/or maintenance agreements affecting the Property, and there are no other such agreements affecting the Property.

      Seller has no actual knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Real Property or the Improvements.

      except for those tenants in possession of the Property under written leases for space in the Property, as shown on the rent roll attached hereto as Exhibit F (the "Rent Roll"), there are no parties in possession of, or claiming any possession to, any portion of the Property.

      Seller has no actual knowledge of, and has not received, any written notice of any violation of any governmental requirements (including "Environmental Requirements", as defined below) concerning the Property, which have not been remedied.

      At Closing there will be no unpaid bills or claims in connection with any repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property.

      The Rent Roll (which is effective as of the date indicated thereon), and as the same shall be updated and recertified at Closing by Seller, is and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Roll.

      Seller has no actual knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property.

      Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action.

      There are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing.

      Except as disclosed in any inspection, site assessment, engineering or similar report provided to or obtained by Purchaser, Seller has no actual knowledge of any material defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property.

      To Seller's actual knowledge, except as disclosed in any environmental, site assessment or similar report provided to or obtained by Purchaser, the Improvements are free from the presence or suspected presence of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys.

    (t) To Seller's actual knowledge, except as disclosed in any environmental, site assessment or similar report provided to or obtained by Purchaser, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with "Environmental Requirements" (as defined below), and there are no "Hazardous Materials" (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements.

    Seller shall deliver a certificate to Purchaser at Closing (the "Reaffirmation Certificate"), updating and recertifying all of the foregoing representations and warranties to Purchaser as of the Closing Date or setting forth, as applicable, any changes or qualification to such representations and warranties.

    Any and all uses of the phrase "to Seller's actual knowledge" or other references to Seller's knowledge in this Agreement, shall mean the actual, present, conscious knowledge of Seller as to a fact at the time given, without any affirmative duty of investigation or inquiry. Without limiting the foregoing, Purchaser acknowledges that the Seller may not have performed and is not obligated to hereafter perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations or warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller or of any other individual or entity, shall be imputed to the Seller.

    The representations and warranties of Seller set forth in this Section 6.1 are subject to the following limitations: (i) to the extent, at any time prior to Closing, that Seller shall deliver to Purchaser (or any of its representatives) written information with respect to the Property that contains provisions inconsistent with any of such representations and warranties, then such representations and warranties shall be deemed modified to conform to such provisions and Purchaser shall be deemed to have knowledge thereof and (ii) in the event that, prior to Closing, Purchaser shall obtain knowledge of any information that is contradictory to, and would constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then, promptly thereafter (and, in all events, prior to Closing), Purchaser shall deliver to Seller notice of such information specifying the representation, warranty or condition to which such information relates, and Purchaser further acknowledges that such representation or warranty will not be deemed breached in the event Purchaser shall have, prior to Closing, obtained knowledge of any information that is contradictory to such representation or warranty and shall have failed to disclose same to Seller as required hereby, and Purchaser shall not be entitled to bring any action after the Closing Date based on such breach or failure. Notwithstanding the foregoing, if Purchaser shall have disclosed to Seller the contradictory information that forms the basis of a breach that would cause the failure of any of Purchaser's conditions to closing set forth in Section 8.1 hereof, then Purchaser, as Purchaser's sole remedy in connection with the failure of such condition, absent a cure of such breach on the part of Seller pursuant to the terms hereof, shall have the right to terminate this Agreement upon notice to Seller, whereupon the Earnest Money shall be returned to Purchaser, and neither party shall have any obligations hereunder other than the Surviving Obligations. Without limiting the generality of the foregoing, Purchaser shall be deemed to know that any representation or warranty contained herein is untrue, inaccurate or breached to the extent that (1) Purchaser or its representatives has actual knowledge of any fact or information which is inconsistent with such representation or warranty or (2) this Agreement or written information with respect to the property delivered by or on behalf of Seller to Purchaser or its representatives contain provisions inconsistent with any of such representations and warranties.

    For purposes of this Agreement, "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA") or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any "source material", "special nuclear material" or "byproduct material", as now or hereafter defined in 42 U.S.C. Section 2011 et seq.; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under "Environmental Requirements" (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; or (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property. Further, for purposes of this Agreement, "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

    Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

      Purchaser is a limited liability company, duly organized, validly existing and in good standing under the law of the State of Virginia and is, or at Closing will be, in good standing and qualified to do business under the laws of the State in which each Property is located. Purchaser has the full right, power and authority to enter into this Agreement and to purchase the Property from Seller as provided herein and to carry out its obligations hereunder. None of the execution, delivery or performance of this Agreement by Purchaser does or will, with or without the giving or notice, lapse of time or both (1) violate, conflict with, constitute a default under (A) the organization documents of Purchaser or any agreement, instrument or other document to which Purchaser is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit, authority, agency or instrumentality applicable to Purchaser, or (2) require the approval or waiver of or filing with any person (including, without limitation, any governmental unit, authority, agency or instrumentality). The person signing this Agreement on behalf of Purchaser is authorized to do so.

      This Agreement constitutes, and when so executed and delivered Purchaser's Closing Deliveries will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms.

      There are no judgments, orders or decrees of any kind against Purchaser unpaid or unsatisfied of record and no legal action, suit or other legal or administrative proceeding pending before any court or administrative agency which has, or is likely to have, any material adverse effect on (i) the business or assets or the condition, financial or otherwise, of Purchaser or (ii) the ability of Purchaser to perform its obligations under this Agreement.

      Purchaser has not (i) made a general assignment for the benefit of its creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser's assets, or (iv) admitted in writing its ability to pay its debts as they become due.

      Purchaser is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended "ERISA"). Purchaser is not a "party in interest" within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Seller.

      Neither Purchaser nor any member, partner or shareholder of Purchaser, nor any owner of a direct or indirect interest in Purchaser (x) is listed on any Governmental Lists (as defined below), (y) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Executive Orders in respect thereof, or (z) is currently under investigation by any governmental authority for alleged criminal activity or Patriot Act Offenses. For purposes hereof, the term "Patriot Act Offenses" shall mean any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering; (C) the Bank Secrecy Act, as amended; (D) the Money Laundering Control Act of 1986, as amended; or (E) the Patriot Act. "Patriot Act Offenses" shall also include the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, "Governmental Lists" shall mean (I) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control ("OFAC"), (II) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (III) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America.

      Subject to the representations and warranties of Seller set forth in Section 6.1 of this Agreement, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its employees, agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under environmental laws or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters.

    Survival. All of the representations and warranties of the parties set forth in this Agreement expressly shall survive the Closing for a period of ten (10) months (the "Survival Period"). No claim for a breach of any representation or warranty shall be actionable or payable unless written notice containing a description of the specific nature of such breach shall have been given to the other party prior to the expiration of the Survival Period and an action shall have been commenced within thirty (30) days after the termination of the Survival Period. Notwithstanding anything to the contrary set forth in this Agreement, Seller's liability for breach of any covenant, representation or warranty of Seller contained in this Agreement and in any document executed by Seller pursuant to this Agreement, including, without limitation, any documents or instruments delivered by Seller at Closing (subject to the limitations of survival set forth in this Section 6.3), shall not be made unless such claims are in excess of Sixty Thousand and No/100 Dollars ($60,000.00) in the aggregate (the "Materiality Threshold Amount") and Seller's aggregate liability for any and all claims arising out of any such covenants, representations and warranties shall not exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "Seller Liability Cap"). In addition, in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and in every case Purchaser's recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by Purchaser from any insurance company, tenant or other third party.

  ESCROW AND CLOSING

    Closing. The closing hereunder (the "Closing") shall be through the escrow (the "Escrow") referred to in Section 7.2 below, and shall take place on the date that is thirty (30) days after the expiration of the Due Diligence Period (the "Closing Date"). In the event that either Seller or Purchaser shall fail to perform its obligations on the Closing Date, then such party shall be in default hereunder; provided, however, that the defaulting party shall have a period of three (3) business days following the Closing Date within which to cure such default and close the transaction contemplated by this Agreement strictly in accordance with the terms hereof, failing which the non-defaulting party shall have the right to pursue any remedies available under this Agreement with respect to such default. It is agreed that time shall be of the essence with respect to this Section 7.1. Purchaser shall have an option to extend the Closing Date for a period of ten (10) days (the "Extension Option"), which Extension Option may be exercised by Purchaser (i) providing Seller with written notice prior to the initially scheduled Closing Date, informing Seller that Purchaser has elected to exercise the Extension Option, and (ii) deposing an additional earnest money deposit (the "Extension Deposit") in the amount of One Hundred Thousand and no/100 Dollars ($100,000.00) with the Escrow Agent prior to the initially scheduled Closing Date. The Extension Deposit, if and when made, shall be added to the Earnest Money and deemed a part thereof for all purposes under this Agreement, and shall be applied as a credit against the Purchase Price at Closing. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to the rights of tenants in possession under the Leases.

    Escrow. This Agreement shall serve as escrow instructions to the Escrow Agent and an executed copy of this Agreement shall be deposited with the Escrow Agent. Seller and Purchaser hereby agree to hold the Escrow Agent harmless for any loss of any deposited funds, including the Earnest Money, due to the failure of the financial institution in which such funds are deposited, and the Escrow Agent shall not be liable in any way to Seller or Purchaser for any action taken in good faith pursuant to the terms hereof; provided, however, that nothing herein shall release the Escrow Agent for its fraud, willful misconduct or gross negligence. In the event of a termination of this Agreement or a default under this Agreement, the Earnest Money shall be delivered or disbursed by the Escrow Agent as provided in this Agreement. If either party shall declare the other party in default under this Agreement and shall make demand (a "Demand") upon the Escrow Agent for possession of the Earnest Money, said party must provide the other party with a copy of such Demand made upon the Escrow Agent. Except as otherwise expressly provided in this Agreement, the Escrow Agent shall not disburse the Earnest Money until the demanding party delivers to the Escrow Agent evidence (e.g., returned receipt from U.S. Postal Service) of the other party's receipt of the Demand and the Escrow Agent has not received written objection to such Demand from the other party within five (5) business days following said party's receipt of the copy of such Demand. Except as otherwise expressly provided in this Agreement, if any objection is so received or if any conflicting Demand shall be timely made upon the Escrow Agent, the Escrow Agent shall not disburse any part of the Earnest Money and shall await settlement of the controversy or deposit the Earnest Money with the court in the county where the Premises is located, in an interpleader action or otherwise for the purpose of having the respective rights of the parties adjudicated. Upon making such deposit or upon institution of such interpleader action or other actions, the Escrow Agent shall be fully relieved and discharged from all further obligations hereunder with respect to the Earnest Money. Provided that the Escrow Agent in good faith executes the terms hereof, it shall be indemnified by the non-prevailing party in any dispute over the Earnest Money from and against its costs, expenses and liabilities (including reasonable attorney's fees) in connection with any proceeding in which the Escrow Agent may become a party or otherwise involved by reason of the Escrow Agent holding the Earnest Money in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Agreement, whenever in this Agreement it is provided for the Earnest Money to be returned to Purchaser without the consent or joinder of Seller being required and notwithstanding any contrary instructions Escrow Agent may receive from Seller, Escrow Agent hereby agrees to so return the Earnest Money to Purchaser immediately upon written request therefor by Purchaser, and Seller, by its execution below hereby consents thereto.

  CONDITIONS TO CLOSING

    Purchaser's Conditions to Closing. Purchaser shall not be obligated to proceed with the Closing unless and until each of the following conditions has been either fulfilled or waived in writing by Purchaser:

        There shall have been no uncured breach of any representation or warranty given by Seller herein that would have a material adverse effect on the use, value or operation of the Property;

        Seller shall have substantially performed all of the other covenants and other obligations to be performed by it under this Agreement, after the expiration of any applicable notice and cure periods set forth in Article XII below; other than the obligations required to be performed by Seller at Closing, which must be fully performed by Seller at Closing;

        Purchaser shall have received the Title Policy (or a signed, marked title commitment) from the Title Company, as further described in Section 3.3 above; and

        There shall be no litigation or proceeding threatened or pending before any state, federal or local court, tribunal, arbitrator, or governmental agency which would (A) adversely affect Seller's obligations to be performed at Closing, or (B) adversely affect, other than to a de minimis extent, (a) the performance by Seller of its obligations under this Agreement other than its obligations to be performed at Closing, or (b) the Property.

  In the event that any of the foregoing conditions to Purchaser's obligation to close has not been either fulfilled or waived in writing by Purchaser as of the Closing Date (as extended by cure or by the Extension Option in each case pursuant to Section 7.1 hereof) then Purchaser shall be entitled to terminate this Agreement and receive a refund of the Earnest Money, in addition to any other remedies, if and to the extent applicable, available to Purchaser hereunder.

  CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

    Seller's Conditions to Closing. Seller shall not be obligated to proceed with the Closing unless and until each of the following conditions has been fulfilled or waived in writing by Seller:

        There shall have been no uncured breach of any material representation or warranty given by Purchaser herein;

        Purchaser shall have substantially performed all covenants and other obligations to be performed by it under this Agreement (including, without limitation, delivery to Escrow Agent of the full balance of the Purchase Price), subject to any applicable notice and cure period provided for herein other than the obligations required to be performed by Purchaser at Closing, which must be fully performed by Purchaser at Closing; and

        There shall be no litigation or proceeding pending before any state, federal or local court, tribunal, arbitrator, mediator or any other forum or governmental agency which would be reasonably likely to have a material adverse effect on Seller or Seller's ability to convey the Property to Purchaser.

  In the event that either of the conditions set forth in Section 9.1(i) or 9.1(ii) above has not been either fulfilled or waived in writing by Seller as of the Closing Date (as extended by cure or by the Extension Option in each case pursuant to Section 7.1 hereof), then Seller shall be entitled to terminate this Agreement and receive the Earnest Money, as provided in Section 12.1 below. Notwithstanding the foregoing, in the event that the condition set forth in Section 9.1(iii) above has not been satisfied or waived in writing by both Seller and Purchaser as of the Closing Date (as extended by cure or by the Extension Option in each case pursuant to Section 7.1 hereof), then either Seller or Purchaser shall be entitled to terminate this Agreement upon notice to the other party, whereupon the Earnest Money shall be returned to Purchaser.

  CLOSING DELIVERIES

    Seller's Closing Deliveries. At or prior to the Closing (unless otherwise expressly provided herein), Seller shall deposit into the Escrow (except as otherwise expressly provided herein) each of the following instruments and documents (collectively "Seller's Closing Deliveries"), with duplicate sets of such documents to be delivered with respect to each of the projects comprising the Property, where appropriate:

      a duly executed bargain and sale deed with covenant against grantor's assets for the Fort Lee Property to be conveyed pursuant to this Agreement, in the form attached hereto as Exhibit "G-1";

      a duly executed deed for the Weston Property to be conveyed pursuant to this Agreement, in the form attached hereto as Exhibit "G-2",;

      a duly executed Assignment of Personal Property, Service Contracts, Warranties and Leases (the "Bill of Sale") in the form of Exhibit "H" attached hereto;

      an affidavit stating Seller's U.S. taxpayer identification number and that Seller is a "United States person", as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b), in the form attached hereto as Exhibit "I";

      originals, to the extent in Seller's possession or reasonable control, or copies of all of the Leases and the Tower Leases, which may be delivered on-site, together with all security and other deposits which, under the terms of the Leases in effect at Closing, are required to be returned to the tenants thereunder (which deposits shall be applied as a credit against the Purchase Price at Closing);

      originals, to the extent in Seller's possession or reasonable control, or copies of all of the Contracts other than Rejected Contracts, and evidence that all Rejected Contracts have been cancelled;

      evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager;

      Such organizational and authorizing documents of Seller as shall be reasonably required by Purchaser and the Title Company to evidence Seller's authority to consummate the transactions contemplated by this Agreement;

      the Reaffirmation Certificate;

      One signed statement or notice to all tenants of the Property prepared by Purchaser and reasonably approved by Seller notifying such tenants that the Property has been transferred to Purchaser and that Purchaser is responsible for security deposits (specifying the amounts of such deposits) returnable under the Leases and notifying such tenants of the new address where tenants are to make rental payments after the Closing (the "Tenant Notice Letter"). The amounts of the security deposits set forth in the tenant notices shall correspond to the security deposits set forth in the Rent Roll, which shall be updated to a date not earlier than two (2) days prior to Closing, and delivered by Seller to Purchaser at Closing;

      an executed settlement statement prepared by the Title Company; and

      such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

    Purchaser's Closing Deliveries. At the Closing, Purchaser shall deposit into the Escrow each of the following items, instruments and documents ("Purchaser's Closing Deliveries"):

        Payment of the balance of the Purchase Price payable at the Closing (as adjusted pursuant to Article XI of this Agreement);

        a duly executed Bill of Sale;

        a duly executed Tenant Notice Letter;

        an executed settlement statement prepared by the Title Company;

        duly executed originals of any applicable transfer tax forms or similar forms;

        such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and the Title Company to evidence Purchaser's authority to consummate the transactions contemplated by this Agreement; and

        such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

  PRORATIONS AND ADJUSTMENTS

    Prorations and Adjustments. The following shall be prorated and adjusted between Seller and Purchaser as of midnight of the day preceding the Closing (on the basis of the actual number of days of the month which shall have elapsed as of the date of Closing and based upon the actual number of days in the month and a 365 day year), with Purchaser receiving the day of Closing for purposes of such prorations, and except as otherwise specified, which prorations shall be final:

      Utilities including, without limitation, water, electricity, gas, telephone, fuel and other utility charges, shall not be prorated (except to the extent set forth below). Seller shall use good-faith reasonable efforts to cause meters to be read as of the day prior to Closing and service to be turned over to Purchaser in Purchaser's name as of the Closing Date, such that Seller shall be responsible for charges incurred up to the date of Closing and Purchaser shall be responsible for same commencing on the date of Closing; provided, however, to the extent such utility meters are not read as of the day prior to Closing, such utilities shall be prorated based on the most recent bill for same, with such proration to be adjusted following Closing when the actual bills become available, which obligation shall survive Closing;

      All (i) general real estate and personal property taxes and (ii) all payments under the Contracts assumed by Purchaser at Closing, in each case paid in advance by Seller in respect of periods after the Closing Date;

      All accrued but unpaid general real estate and personal property taxes, as well as all special and general assessments affecting the Property, will be prorated on the basis of the actual taxes for the Premises for the calendar year in which the Closing occurs, and if the actual taxes are not known as of the Closing Date, then on the basis of the most recently ascertainable taxes for the Property. Any tax proration based on an estimate shall be adjusted between Seller and Purchaser within thirty (30) days of the date that exact amounts are available, which obligation shall survive Closing.  At Closing, Purchaser shall assume the obligations to pay all such taxes for the calendar year in which the Closing occurs;

      All rents, other amounts payable by the tenants under the Leases and the Tower Leases, and all other income with respect to the Property for the month in which the Closing occurs, shall be prorated to the Closing Date. If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and the Tower Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller, with Purchaser receiving the portion of all such rentals attributable to the period from and after Closing. For a period of thirty (30) days following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall first be applied to post-closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within ten (10) days following Purchaser's receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. Notwithstanding the foregoing provisions of this Section 11.1(d), all rentals that are received by Purchaser more than thirty (30) days following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall promptly remit Purchaser's pro-rata share thereof calculated as aforesaid, to Purchaser. Seller agrees that, after the Closing, it shall not file any eviction action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

      License and permit fees, if any, under assigned licenses and permits;

      All other items customarily prorated in real estate closings in the State in which the Property is located, or expressly required by any other provision of this Agreement to be prorated or adjusted.

  DEFAULT

    Purchaser's Default. If Purchaser shall be in default under this Agreement after the expiration of any applicable notice and cure period, Seller's sole and exclusive remedy shall be to terminate this Agreement by giving written notice thereof to Purchaser, whereupon the Earnest Money shall be immediately paid to Seller as liquidated damages (the parties acknowledge and agree that actual damages in such event are uncertain in amount and difficult to ascertain and that said amount of liquidated damages has been reasonably determined and is not a penalty), and neither party shall have any further liability or obligation to the other under this Agreement, except for the obligations of indemnification or any other obligations or liabilities which pursuant to the terms of this Agreement expressly survive such termination.

    Seller's Default. If Seller shall be in default under this Agreement after the expiration of any applicable notice and cure period, then Purchaser's sole and exclusive remedy therefor shall be either (a) to terminate this Agreement, whereupon the Earnest Money shall be returned and paid to Purchaser and neither party shall have any further liability or obligation to the other under on in connection with this Agreement, except for any obligations of indemnification or any other obligation or liabilities which survive any such termination pursuant to the express terms and conditions of this Agreement or (b) to commence an action for specific performance to enforce Seller's obligations under this Agreement. In the event that Seller's default shall be finally determined to have been intentional or willful then Seller additionally shall reimburse Purchaser for all of its actual and commercially reasonable out of pocket expenses incurred in connection with this Agreement, not to exceed Seventy Five Thousand and no/100 Dollars ($75,000.00) for each of the projects comprising the Property .

    Notice and Cure. In the event either party fails to perform any of its obligations under this Agreement (other than with respect to closing on the Closing Date, which shall be governed by Section 7.1 hereof) such party shall be in default, and in such event the non-defaulting party shall provide the defaulting party with notice and ten (10) days after receipt of such written notice to cure such default, prior to pursuing any remedies available with respect to such default.

  EXPENSES

    Purchaser's Expenses. At or prior to Closing, Purchaser shall pay (i) the cost of the ALTA Standard Owner's Title Policy for the Property, and the additional premium to obtain the ALTA 2006 Owners Policy or any other extended coverage and the cost of any endorsements to the Title Policy desired by Purchaser, (ii) all recording fees for recording the Deed (and any mortgage or other documents that Purchaser elects to record) and, (iii) fifty percent of (50%) any state, city, or local real estate transfer taxes or documentary stamp taxes imposed on the sale of the Weston Property. All fees and expenses of the Escrow Agent shall be paid by Purchaser, not to exceed the sum of One Thousand and no/100 Dollars ($1,000.00).

    Seller's Expenses. At or prior to Closing, Seller shall pay (i) all, as to the Fort Lee Property, and (ii) fifty percent (50%) as to the Weston Property, of any state, city or local real estate transfer taxes or documentary stamp taxes imposed on the sale of the Property, including any New Jersey "Mansion Tax" to the extent applicable. Seller shall be responsible for payment at Closing of all costs and expenses relating to retirement of any and all mortgages or deeds of trust secured by the Property, including without limitation prepayment penalties, defeasance costs and the costs of recording the mortgage satisfactions.

    Other Expenses. Other costs, charges, and expenses shall be borne and paid as provided in this Agreement, or in the absence of such provision, in accordance with custom in the applicable jurisdiction in which the Property is located.

  BROKERS

    Brokers. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller that, except for CB Richard Ellis ("Broker"), whose commission will be paid by Seller pursuant to a separate agreement between Seller and Broker, there is no broker, finder, or intermediary of any kind with whom such party has dealt in connection with this transaction. Purchaser agrees to indemnify and hold harmless Seller, and Seller agrees to indemnify and hold harmless Purchaser, against and from all claims, demands, causes of action, judgments, and liabilities which may be asserted or recovered for fees, commissions, or other compensation claimed to be due to any party with whom the indemnifying party may have dealt in connection with this transaction, including costs and reasonable attorneys' fees incident thereto, with such indemnification obligation to include Seller indemnifying Purchaser from any and all claims made or asserted by Broker. The parties hereto agree that the foregoing obligations of indemnification shall survive the Closing hereunder or the expiration or termination of this Agreement, however caused.

  DESTRUCTION OF IMPROVEMENTS; CONDEMNATION

    Casualty; Condemnation.

      Damage or Destruction. If, prior to Closing, all or any portion of the Property is damaged or destroyed by fire, earthquake or other casualty (other than any of the foregoing caused by Purchaser or its agents), Seller shall promptly notify Purchaser of such fact and if such damage or destruction is "Material" (as defined below), then Purchaser shall have the option to terminate this Agreement (as to both Properties only) upon notice to Seller given not later than five (5) business days after receipt of Seller's written notice. If (a) Purchaser does not elect to terminate this Agreement with respect to a Material casualty within such five (5) business day period, or (b) there is damage to or destruction of a Property that is not Material, then (i) Purchaser shall close escrow as provided in this Agreement and at the Closing, Seller shall, unless Seller has repaired such damage or destruction prior to the Closing (which repairs shall be subject to Purchaser's reasonable approval), assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all right, title and interest of Seller in and to any uncollected insurance proceeds (including rent loss insurance for the period after Closing) which Seller may be entitled to receive as a result of such damage or destruction, (ii) Purchaser shall receive, as a credit against the Purchase Price, an amount equal to the deductible amount, if any, with respect to such insurance proceeds, (unless Seller has repaired such damage or destruction prior to the Closing), (iii) Seller shall deliver to Purchaser at closing all insurance proceeds theretofore received by Seller and not expended toward the repair of the Property, including rent loss insurance for the period after Closing, and (iv) Purchaser shall have the right to participate in the adjustment of any insurance claim which may occur prior to Closing. For purposes hereof, "Material" damage to or destruction of the Property shall mean damage or destruction to all or any portion of the Property that is either uninsured or insured, the cost of repair or replacement related to which exceeds Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), as applicable, as reasonably estimated by an independent insurance claims adjuster doing business in the county in which the affected Property is located, which claims adjuster shall be reasonably satisfactory to Seller and Purchaser.

      Condemnation. If, prior to the Closing Date, all or any of an individual Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Seller shall promptly notify Purchaser of such fact and if such taking involves a "Significant Portion" (as defined below) of the Property, Purchaser shall have the option to terminate this Agreement (as to both Properties only) upon notice to Seller given not later than five (5) business days after receipt of Seller's written notice. If Purchaser does not elect to terminate this Agreement, or if any taking by eminent domain or condemnation of the Property is not a Significant Portion of the Property, then at the Closing Seller shall assign and turn over, and Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "Significant Portion" of the Property means (i) a material portion of any legally required driveway on the Land or other access if such driveway or other access is the principal means of ingress thereto or egress therefrom, (ii) any taking where the condemnation award exceeds or is reasonably expected to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), or (iii) any other taking of all or any portion of the Property which materially or adversely affects the continued operation of either project comprising the Property as a self storage facility.

      Election to Terminate. If Purchaser elects to terminate this Agreement pursuant to Sections 15.1(a) or 15.1(b) above, then (a) this Agreement shall terminate and neither party shall have any further rights, obligations or liabilities hereunder, except for the obligations that expressly survive the expiration or termination of this Agreement, (b) Purchaser shall be entitled to return of the Earnest Money, and (c) the Purchaser and Seller shall each pay 50% of the cancellation charges, if any, of the Escrow Agent and Title Company (not to exceed the sum of One Thousand and no/100 Dollars ($1,000.00) in the aggregate).

  GENERAL PROVISIONS

    Entire Agreement. This Agreement, including all exhibits and schedules attached hereto, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained herein.

    Amendment. This Agreement may be amended only by a written memorandum subsequently executed by all of the parties hereto.

    No Waiver. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default. The provisions of this Section 16.3 shall survive the Closing or the earlier termination of this Agreement.

    Computation of Time. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

    Partial Invalidity. In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be omitted from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

    Headings. Headings of paragraphs are for convenience of reference only, and shall not be construed as a part of this Agreement.

    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

    Assignment. This Agreement may not be assigned by Purchaser without the prior written consent of Seller. Notwithstanding the foregoing, Purchaser shall be entitled to assign this Agreement, without Seller's consent, to (i) an owned or controlled affiliate of Purchaser, (ii) an entity in which Strategic Storage Operating Partnership, L.P., a Delaware limited partnership and/or Strategic Storage Trust, Inc., a Maryland corporation, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee (any such party being herein called a "Permitted Assignee"); provided, however, that, no such assignment shall release or relieve Purchaser of any liability hereunder and Purchaser and such Assignee shall be jointly and severally liable hereunder. Additionally, Purchaser further shall have the right to assign its rights under this Agreement to acquire the two (2) self storage facilities comprising the Property to separate Permitted Assignees.

    Notices. All notices (including, without limitation, approvals, consents and exercises of rights or options) required or permitted to be given hereunder shall be in writing and shall be served on the parties at the addresses set forth below or to such other address as the party entitled to receive such notice may, from time to time hereinafter, designate by giving written notice pursuant hereto. Any such notice shall be either (a) sent by personal delivery, in which case notice shall be deemed delivered upon receipt, (b) sent by facsimile, in which case notice shall be deemed delivered upon receipt of confirmation transmission of such facsimile notice, (c) sent by electronic transmission, provided a hard copy is sent pursuant to another acceptable method hereunder within 24 hours; (d) sent by certified mail, return receipt requested, postage prepaid, in which case notice shall be deemed delivered upon actual delivery (or attempted delivery which is refused) or, (e) sent by overnight delivery using a nationally recognized overnight courier (e.g., Federal Express), in which case notice shall be deemed delivered one (1) business day after deposit with such courier. Notices given by counsel to the Purchaser shall be deemed given by Purchaser, notices given by counsel to the Seller shall be deemed given by Seller, and notices given to a party's counsel shall be deemed given to the party.

    If to Purchaser: Strategic Capital Holdings, LLC

    111 Corporate Drive, Suite 120

    Ladera Ranch, CA 92694

    Attn: H. Michael Schwartz

    Phone: (949) 429-6600

    Fax: (949) 429-6606

    E-mail: hms@uscllc.us

    With copies to: Strategic Capital Holdings, LLC

    5949 Sherry Lane, Suite 1050

    Dallas, TX 75225

    Attn: Wayne Johnson

    Phone: (214) 217-9797

    Fax: (214) 217-9798

    E-mail: wjohnson@sstreit.com

    Mastrogiovanni Schorsch & Mersky, P.C.
    2001 Bryan Street, Suite 1250
    Dallas, Texas 75201
    Attn: Charles Mersky, Esq.
    Tel: (214) 922-8800
    Fax: (214) 922-8801

    E-mail: cmersky@msandm.com

    If to Seller: Chicago Five Portfolio LLC

    c/o Babcock & Brown Real Estate Investments LLC

    1 Dag Hammarskjold Plaza

    885 Second Avenue, 49th Floor

    New York, New York 10017

    Attn: Adam Nadborny, Esq.

    Phone: (212) 796-3904

    Fax: (212) 935-8949

    E-mail: adam.nadborny@babcockbrown.com

    With a Copy to: Thomas G. Maira, Esq.

    Reed Smith LLP

    599 Lexington Avenue

    New York, New York 10022

    Phone: (212) 205-6110

    Fax: (212) 521-5450

    E-mail: tmaira@reedsmith.com

    If to Escrow Agent

    or Title Company: Title Associates

    A Division of Stewart Title Insurance Company

    825 Third Avenue, 30th Floor

    New York, New York 10022

    Attn: John Caruso

    Fax: 212-338-1456

    E-mail: jcaruso@titleassociates.com

    Governing Law; Waiver of Trial by Jury. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE PURCHASER AND SELLER AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PURCHASER AND SELLER AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER AND SELLER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO [Section 5-1401] OF THE NEW YORK GENERAL OBLIGATIONS LAW.

    (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST PURCHASER OR SELLER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND PURCHASER AND SELLER WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND PURCHASER AND SELLER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM THAT ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

    (c) PURCHASER AND SELLER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND PURCHASER AND SELLER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE SIGNATORIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

    Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one instrument. To facilitate execution of this Agreement, the parties may execute and exchange facsimile or electronic transmission (e.g., "pdf" or "tif") counterparts of the signature pages.

    Attorneys' Fees. In the event of any litigation between the parties with respect to the Property, this Agreement, the Escrow, the performance of their obligations hereunder or the effect of a termination under this Agreement, the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party in connection with such litigation including, without limitation, reasonable attorneys' fees.

    Additional Documents. Seller will, whenever and as often as it shall be reasonably requested so to do by Purchaser, and Purchaser will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, corrective instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction which is the subject of this Agreement and to carry out the intent and purposes of this Agreement; provided that neither party shall incur costs (other than de minimis costs) in connection with its obligations under this Section 16.13, the provisions of which shall survive the Closing.

    Survival. In addition to the provisions which expressly survive the Closing or the earlier termination of this Agreement, Sections 16.1, 16.2, 16.3, 16.4, 16.5, 16.6, 16.7, 16.8, 16.10, 16.11, 16.12, 16.13, 16.15 and 16.16 shall survive the Closing or the earlier termination of this Agreement.

    Intentionally Omitted.

    "As Is" Sale. PURCHASER ACKNOWLEDGES AND AGREES THAT, PRIOR TO CLOSING, PURCHASER WILL HAVE MADE ITS INDEPENDENT INVESTIGATION AND EXAMINATION OF THE PROPERTY AND CONDITIONS ASSOCIATED THEREWITH IN ORDER TO BECOME FAMILIAR WITH THE CONDITION THEREOF, OR HAD THE OPPORTUNITY TO DO SO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN THE DOCUMENTS TO BE EXECUTED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, TRUSTEE, BENEFICIARY, EMPLOYEE, AGENT, PROPERTY MANAGER (OR EMPLOYEE THEREOF), REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (SELLER, AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE "EXCULPATED PARTIES") IS MAKING AND HAS NOT AT ANY TIME MADE ANY ORAL OR WRITTEN WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE IMPROVEMENTS), INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S LIMITED WARRANTY OF TITLE SET FORTH IN THE DEED), INCOME DERIVED FROM THE PROPERTY, PHYSICAL CONDITION, THE STRUCTURAL INTEGRITY OF ANY IMPROVEMENTS, THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PREMISES (INCLUDING, BUT NOT LIMITED TO ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR WHICH MAY BE PROVIDED TO PURCHASER), ZONING OR BUILDING CODE REQUIREMENTS, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ACCESSIBILITY FOR HANDICAPPED PERSONS), SOIL CONDITIONS, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITIONS, THE SUFFICIENCY OF ANY UNDERSHORING, THE SUFFICIENCY OF ANY DRAINAGE, WHETHER THE PREMISES IS LOCATED WHOLLY OR PARTIALLY IN ANY FLOOD PLAIN OR FLOOD HAZARD BOUNDARY OR SIMILAR AREA, THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE LAND OR THE IMPROVEMENTS, THE AVAILABILITY OF PUBLIC UTILITIES AND SERVICES FOR THE PREMISES, THE FITNESS OR SUITABILITY OF THE PROPERTY FOR ANY INTENDED USE, THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, OR THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PREMISES, OR ANY OTHER MATTER OR THING WHATSOEVER REGARDING THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES THAT IT HAS INSPECTED, OR HAD THE OPPORTUNITY TO INSPECT, THE CONSTRUCTION OF IMPROVEMENTS AT THE PROPERTY AND THAT THE EXCULPATED PARTIES MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO THE STATUS OR QUALITY OF THE CONSTRUCTION WORK OR ANY MATTERS RELATED THERETO. PURCHASER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN THE DOCUMENTS TO BE EXECUTED AT CLOSING, (I) ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE EXCULPATED PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND (II) PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER EXCULPATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS." PURCHASER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO CONTINGENCIES (INCLUDING, WITHOUT LIMITATION, FINANCING CONTINGENCIES) OR SATISFACTION OF CONDITIONS AND PURCHASER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT OR RECEIVE A RETURN OF THE EARNEST MONEY, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY EXCULPATED PARTY IS LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES OR REPRESENTATIONS PERTAINING TO THE PROPERTY MADE OR FURNISHED BY SELLER, ANY EXCULPATED PARTY, ANY EMPLOYEE OF SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SUCH WARRANTY, GUARANTY OR REPRESENTATION IS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS AND COVENANTS TO SELLER THAT PURCHASER HAS CONDUCTED, WILL CONDUCT OR HAD THE OPPORTUNITY TO CONDUCT, PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR ABOUT OR DISCHARGED FROM THE PREMISES, AND WILL RELY SOLELY UPON THE SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. THE TERMS AND PROVISIONS OF THIS SECTION 16.16 WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE PURCHASE PRICE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 16.16, OR ELSEWHERE IN THIS AGREEMENT, THE TERMS AND PROVISIONS OF THIS SECTION 16.16 SHALL IN NO MANNER AFFECT, DIMINISH, MODIFY, IMPAIR OR VITIATE ANY OF THE SELLER'S EXPRESS REPRESENTATIONS OR WARRANTIES CONTAINED IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS EXECUTED BY SELLER AT CLOSING.

    Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with law, accounting regulation or policies and any court order or directive of any applicable governmental authority. The provisions of this Section shall survive Closing or any termination of this Agreement.

    Right of First Refusal. Seller has informed Purchaser that a right of first refusal (the "Extra Space RFR") presently exists in favor of Extra Space Storage LLC (herein, "Extra Space"). Seller represents and warrants to Purchaser that Extra Space has no rights whatsoever to acquire all or any portion of the Property, unless Purchaser makes an offer to Seller to modify the Purchase Price. Seller hereby indemnifies and agrees to hold Purchaser harmless from and against any loss, cost, cause of action and/or expense (including reasonable attorneys fees) incurred by Purchaser as a result of a breach by Seller of the representation and warranty set forth in the immediately preceding sentence, which indemnification obligation expressly shall survive the termination or closing of this Agreement.

    Cooperation with Purchaser's Auditors and SEC Filing Requirements. From the Effective Date through and including sixty (60) days after the Closing Date, Seller shall provide to Purchaser (at Purchaser's sole expense) copies of, or shall provide Purchaser access to, the books and records which are in Seller's possession or reasonable control with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or reasonable control of Seller, to enable Purchaser (or Strategic Storage Operating Partnership, L.P. or Strategic Storage Trust, Inc.), to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission ("SEC").   At Purchaser's sole cost and expense, Seller shall allow Purchaser's auditor (Reznick Group, P.C. or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year of Closing (to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Purchaser's auditor in the conduct of such audit. Without limiting the foregoing, (i) Purchaser or its auditor may audit Seller's operating statements of the Property, at Purchaser's expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller,  or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information.

    Effective Date. For purposes of this Agreement, the "Effective Date" shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof.

    Release of Seller. The Purchaser, in consideration for the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, as of Closing does hereby (and, if applicable, shall cause all Permitted Assignees to) release and forever discharge the Seller and its affiliates, members, or employees, from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, in law and in equity, for or on account of injuries claimed to have been received by the Purchaser in connection with the condition of the Properties as of the date of Closing, including without limitation the geophysical and environmental condition on, or originating from, the Properties. It is expressly understood and agreed by the Purchaser and the Seller that this release specifically applies to any claims made in connection with any possible environmental contamination on or formerly on, or originating or formerly originating from, the Properties, and/or any violation of or liability under any "Environmental Laws" (as such term is hereinafter defined) by the Seller in connection with the Properties. For the purposes of this release, the term "Environmental Laws" shall include any statute, regulation, common law, administrative or judicial consent order, unilateral order or remediation agreement enacted, promulgated, issued, interpreted or entered into to protect human health and the environment and shall include, without limitation, any claim, suit or action arising from or related to the environmental condition of the Properties and, without limitation, the following statutes, each as currently in force or may be later amended: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601 et seq.; (ii) the Solid Waste Disposal Act ("RCRA"), 42 U.S.C. Section 6901 et seq.; (iii) the Federal Water Pollution Control Act, 42 U.S.C. Section 1251 et seq.; (iv) the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq.; (v) the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq.; (vi) the New Jersey Industrial Site Recovery Act ("ISRA"), N.J.S.A. 13:1K-6 et seq.; (vii) the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.; and (viii) the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq. For the purposes of this release, the term "environmental contamination" shall include any substance or waste subject to or regulated by or pursuant to any of the Environmental Laws. By accepting title to the Properties at Closing, the Purchaser shall be deemed to have agreed that the Purchaser: (i) is satisfied with the environmental condition of each of the Properties (regardless of whether any such Property complies with all Environmental Laws or other laws, orders, statutes or regulations affecting any such Property) and that the Purchaser shall have been given the opportunity to determine, to its own satisfaction, that the Properties comply with all Environmental Laws or other laws, orders, statutes or regulations affecting the Properties; (ii) accepts each of the Properties in an "AS IS" condition without relying on any verbal or written statement or representation relating to any of the Properties that may have been made by the Seller (except as expressly set forth in this Agreement); and (iii) agrees that Purchaser will be solely responsible for any environmental contamination on or formerly on, or originating from or formerly originating from, any of the respective Properties. It is understood and agreed that the Seller does not admit any liability for any environmental contamination, and any liability on the part of the Seller and/or any affiliate, member or employee of the Seller is expressly denied. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 16.21, OR ELSEWHERE IN THIS AGREEMENT, THE TERMS AND PROVISIONS OF THIS SECTION 16.21 SHALL IN NO MANNER AFFECT, DIMINISH, MODIFY, IMPAIR OR VITIATE ANY OF SELLER'S EXPRESS REPRESENTATIONS OR WARRANTIES RELATING TO ENVIRONMENTAL LAWS CONTAINED IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS EXECUTED BY SELLER AT CLOSING. This Section 16.21 shall survive Closing.

    No Recording. Purchaser shall not cause or permit this Agreement nor any memorandum hereof to be filed of record in any office or place of public record and if the Purchaser shall fail to comply with the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud title to any of the respective Properties. If Purchaser, or any agent, broker or counsel acting for Purchaser shall cause or permit this Agreement, a copy hereof, or a memorandum hereof to be filed in an office of place of public record, the Seller, at its option, may treat such act as a default under this Agreement. Notwithstanding the terms, conditions and provisions of this Section, the Seller hereby expressly permits the Purchaser to record a Notice of Settlement with respect to the Fort Lee Property in a form customarily used in real estate transactions of this type in the State of New Jersey.

    Interpretation. This Agreement, including any exhibits, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

    Drafts not an Offer to Enter into a Legally Binding Contract. The submission of a draft, or a marked up draft, of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Properties. The parties shall be legally bound with respect to the purchase and sale of the Properties pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a matter acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the exhibits hereto, and the Seller and the Purchaser have fully executed and delivered to each other a counterpart of this Agreement, including, without limitation, all exhibits hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

PURCHASER:

STRATEGIC CAPITAL HOLDINGS LLC, a Virginia limited liability company

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz
Title: President

Date: December 15, 2009

SELLER:

CHICAGO FIVE PORTFOLIO LLC, a Delaware limited liability company

By: /s/ Karen Fagerstrom

Name: Karen Fagerstrom
Title: President

Date: January 20, 2010